CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Exhibit 10.46

EUR 75,000,000

REVOLVING CREDIT AGREEMENT

Dated as of November 23, 2010

among

SUNPOWER CORPORATION

as Parent

and

SUNPOWER CORPORATION MALTA HOLDINGS LIMITED

as Borrower

and

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH

as Lender

Table of Contents

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	11
SECTION 1.03. Accounting Terms	11

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances	11
SECTION 2.02. Making the Advances	11
SECTION 2.03. Fees	12
SECTION 2.04. Repayment of Advances	12
SECTION 2.05. Interest on Advances	12
SECTION 2.06. Interest Rate Determination	12
SECTION 2.07. Optional Termination or Reduction of the Commitments.	13
SECTION 2.08. Voluntary and Mandatory Prepayments of Advances.	13
SECTION 2.09. Increased Costs and Increased Capital	13
SECTION 2.10. Illegality	13
SECTION 2.11. Payments and Computations	14
SECTION 2.12. Taxes	14
SECTION 2.13. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for the funding of the development costs and construction costs incurred by the Borrower in connection with certain European photovoltaic projects or for the development, construction and acquisition of assets generating energy from solar power in Europe (in each case, whether directly or through one or more Subsidiaries).	15

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01	15
SECTION 3.02. Conditions Precedent to each Borrowing	17

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties	17

i

Schedules

Schedule 4.01 – Corporate Organizational Structure
Schedule 4.02(f) – Existing Litigation
Schedule 5.02(a) – Existing Liens
Schedule 5.02(b) – Existing Debt
Schedule 5.02(c) – Existing Loans, Advances and Investments

Exhibits

Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Assignment and Acceptance
Exhibit C - Form of Compliance Certificate
Exhibit D - Mandatory Costs

ii

REVOLVING CREDIT AGREEMENT

Dated as of November 23, 2010

SUNPOWER CORPORATION, a Delaware corporation (the “Parent”), SUNPOWER CORPORATION MALTA HOLDINGS LIMITED, a limited liability company registered under the laws of Malta (registration number C41439) with registered office at Suite 1, Level 2, Forni Complex, Valletta Waterfront, Pinto Wharf, Floriana FRN 1913, Malta (the “Borrower”) and Société Générale, Milan Branch (“SG”), a company incorporated as a société anonyme under the laws of France, having its registered office at Boulevard Haussmann 29, 75009 Paris, with a fully paid-up corporate capital of Euro 933,027,038.75 (nine hundred and thirty-three million twenty-seven thousand and thirty-eight/75), which acts for the purposes hereof through its Italian branch, whose offices are located in Via Olona 2, Milan, tax code and registration number at the Companies Registry of Milan No. 80112150158, enrolled in the register of the banks held by Bank of Italy under No. 4858 as Lender (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this credit agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance in Euros by the Lender to the Borrower pursuant to Article II.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Margin” means a per annum rate equal to (a) 2.20% for any Advance or portion of any Advance outstanding on or before February 23, 2011, and (b) 3.25% for any Advance or portion of any Advance outstanding thereafter.

“Arrangement Fee” has the meaning specified in Section 2.03.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit B hereto.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means a borrowing consisting of an Advance made by the Lender.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Milan and Malta and, if the applicable Business Day relates to any Advance, on which dealings are carried on in the European interbank market.

“Capital Stock” means the capital stock of or other equity interests (including partnership interests in a general or limited partnership and membership interests in a limited liability company) in a Person.

1

“Capitalized Leases” means, as applied to any person, any lease of any property by that person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that person.

“Cash Collateral Account” has the meaning given to it in the L/C Facility Agreement.

“Cash Collateral Agreement” has the meaning given to it in the L/C Facility Agreement.

“Change of Control” means the occurrence of any of the following, in a series of one or more transactions:  (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), representing more than 50% of the aggregate Voting Stock of the Parent, (ii) the Parent shall fail to own, directly or indirectly, beneficially and of record, shares representing more than 50% of the aggregate Voting Stock of the Borrower at any point in time or (iii) during any period of up to six (6) consecutive months, commencing on or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors.

“Commitment” means the commitment of the Lender to make Advances to the Borrower in an aggregate principal amount not to exceed EUR 75,000,000 outstanding at any time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information” means information that a Loan Party furnishes to the Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Lender from a source other than a Loan Party, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constituent Documents” means with respect to any Person, (i) if such Person is a corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) if such Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including but not limited to a certificate of registration and the memorandum and articles of association under the laws of Malta), and (iii) if such Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental or regulatory authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Continuing Directors” means for any period, an individual who is a member of the board of directors of the Borrower on the first day of such period or whose election to the board of directors of the Borrower is recommended by a majority of the other Continuing Directors prior to such election.

“Debt” of any Person means, without duplication, (a)  all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of such Person’s business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof), (c) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of banker’s acceptances, letters of guaranty or letters of credit, (g) all net payment obligations of such Person due in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.05(b).

“Dollars” or “US$” mean United States Dollars.

"EBITDA" means, for any period, the total of the following calculated for Parent and its Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period:  (a) consolidated net income from operations; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the Parent and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (i) non-cash charges arising from changes in GAAP occurring after the date hereof; less (j) any extraordinary gains and non-cash items of income.  As used in this definition, "non-cash charge" shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period) and "non-cash item of income" shall mean an item of income in respect of which no cash is received during the applicable period (whether or not cash is received with respect to such item of income in a subsequent period).

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Action” means any action, suit, demand, demand letter, directive (conditional or otherwise) claim, notice (including notice of non-compliance or violation or notice of liability or potential liability), investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local, national, regional or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"EURIBOR" means, in relation to any Advance, (a) the applicable Screen Rate, or (b) (if no Screen Rate is available for the Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in Euros and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Euro” or “€” means the lawful currency of the European Union.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Debt” has the meaning specified in Section 5.02(b).

"Financial Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than up to US$25,000,000 in the aggregate of obligations arising under agreements with Jabil Circuit, Inc. relating to sales by the Parent or any of its Subsidiaries to Jabil Circuit, Inc. of used equipment), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business as conducted from time to time and current intercompany liabilities maturing within 365 days of the incurrence thereof), (f) all guarantees by such Person of Financial Indebtedness of others, and (g) all obligations of such Person under a Capitalized Lease; provided that  "Financial Indebtedness" of such Person shall exclude non-recourse indebtedness, other than non-recourse indebtedness with a primary purpose of financing the operations of such Person.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Debt” has the meaning specified in the definition of “Debt” in Section 1.01.

“Guaranty” means that certain Guaranty, dated as of the date hereof, by the Parent in favor of the Lender, as amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, possession, storage, holding, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials and any corrective action or response action with respect to the foregoing.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Party” has the meaning specified in Section 7.04(b).

“Indenture Indebtedness” means all Debt referred to in Section 5.02(k).

“Interest Period” means for each Advance the period commencing on the date of such Advance and ending on the one-month anniversary of such date and, thereafter, if such Advance is not repaid on the last day of such preceding Interest Period, each subsequent one-month period commencing on the last day of the immediately preceding Interest Period; provided, however, that:

(i)            if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date;

(ii)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intellectual Property” means all patents, trademarks, trade names, copyrights, software, and trade secrets used in or necessary for the conduct of the business of any Loan Party and its Subsidiaries.

“L/C Facility Agreement” means the Letter of Credit Facility Agreement dated as of April 12, 2010, among, inter alia, the Parent, the subsidiary guarantors party thereto and Deutsche Bank Securities Inc., as sole bookrunner and arranger, as such agreement may be otherwise amended, supplemented or modified from time to time.

“Lender” means SG or any Person that shall become a party hereto pursuant to Section 7.07.

“Lender Process Agent” has the meaning specified in Section 7.10(c).

“Lending Office” means, with respect to SG, the office specified as its “Lending Office” opposite its name on the signature pages below, and with respect to any other Lender in the

Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office of the Lender as the Lender may from time to time specify to the Loan Parties.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Guaranty and any other document executed or delivered pursuant to or in connection with the foregoing.

“Loan Parties” means the Parent and the Borrower.

“Mandatory Costs” means the percentage rate per annum calculated by the Lender in accordance with Exhibit D.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of the Parent and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, or properties of the Borrower and its Subsidiaries taken as a whole, the Parent or the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under the Loan Documents, (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is party or (d) the legality, validity, binding effect or enforceability of any Loan Document to which it is a party against any Loan Party.

“Maturity Date” means May 23, 2011.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Parent” has the meaning set forth in the preamble hereto.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Japan or any member state of the European Union (or by any agency of any thereof to the extent such obligations are backed by the full faith and credit of such jurisdiction), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAAm by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$1,000,000,000;

(f)            loans, advances, or investments existing on the Effective Date and listed on Schedule 5.02(c);

(g)           additional loans or advances by the Parent or any of its Subsidiaries to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of US$20,000,000 outstanding at any time;

(h)           investments which constitute Specified Transactions expressly permitted under subsection (d) of Section 5.02(k);

(i)            loans, advances, or investments which constitute Debt permitted under Section 5.02;

(j)            advances to, or investments in, a Subsidiary of the Parent, Woongjin Energy Co., Ltd., a company organized under the laws of the Republic of Korea, or Philippine Electric Corp. by the Parent or any Subsidiary in the ordinary course of business as conducted from time to time;

(k)           transactions in connection with factoring of the accounts receivable of any Loan Party or any of its Subsidiaries pursuant to the Tech Credit Agreement, as the same may be amended or restated from time to time; and

(l)            prepayments of obligations to vendors and suppliers in the ordinary course of business as conducted from time to time in an amount not to exceed US$450,000,000.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.01(b);

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.01(b);

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), including those incurred pursuant to any law primarily concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters, in each case in the ordinary course of business as conducted from time to time;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(f)           easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party or any of its Subsidiaries;

(g)           Liens arising out of obligations under Capitalized Leases, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(h)           any interest or title of a lessor under any leases or subleases entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business as conducted from time to time;

(i)            Liens that are contractual rights of set-off relating to (i) the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Loan Party or any of its Subsidiaries or (iii) purchase orders and other agreements entered into with customers of any Loan Party or any of its Subsidiaries in the ordinary course of business;

(j)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(k)           licenses of Intellectual Property granted in the ordinary course of business;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)           Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)           the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(o)           agreements to subordinate any interest of any Loan Party or any of its Subsidiaries in any accounts receivable or other proceeds arising from inventory consigned by any Loan Party or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(p)           Liens arising from precautionary UCC financing statements regarding operating leases;

(q)           Liens on equity interests in joint ventures held by any Loan Party or any of its Subsidiaries securing obligations of such joint venture;

(r)           Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under subsection (d) of the definition thereof;

(s)           Liens on accounts receivable, inventory and cash collateral securing Permitted Indebtedness under (and as defined in) the L/C Facility Agreement granted pursuant to the documents, instruments and agreements governing the L/C Facility Agreement as in effect on the

Effective Date, and Liens securing Permitted Indebtedness under (and as defined in) the Union Bank Credit Agreement;

(t)            Liens in favor of customers or suppliers of any Loan Party or any of its Subsidiaries on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under, and securing obligations in connection with, supply agreements;

(u)           Liens that arise by operation of law for amounts not yet due;

(v)           existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;

(w)           existing and future Liens in favor of any Loan Party’s bonding company covering materials, contracts, receivables, and other assets which are related to, or arise out of, contracts which are bonded by that bonding company in the ordinary course of such Loan Party’s business as conducted from time to time;

(x)           Liens in connection with the sale-leaseback arrangement, pursuant to the Master Lease Agreement dated as of June 26, 2009 by and among WF-SPWR I Solar Statutory Trust, Whippletree Solar, LLC, and the other Persons party thereto of certain solar power production projects and the related escrow of funds supporting the obligations of certain Subsidiaries thereunder;

(y)           Liens in connection with an escrow by the Parent in the amount of US$2,400,000 in respect of the performance obligations of Greater Sandhill I, LLC (“GS”), an unaffiliated customer of the Parent, under a Solar Energy Purchase Agreement between GS and Public Service Company of Colorado and related documentation;

(z)            Liens on Equity Interests in project finance Subsidiaries of the Parent or Subsidiaries of the Parent to secure project finance related Indebtedness;

(aa)         customary Liens on securities accounts of any Loan Party in favor of the securities broker with whom such accounts are maintained, provided that (i) such Liens arise in the ordinary course of business of the applicable Loan Party and such broker pursuant to such broker’s standard form of brokerage agreement; (ii) such securities accounts are not subject to restrictions against access by any Loan Party; (iii) such Liens secure only the payment of standard fees for brokerage services charged by, but not financing made available by, such broker and such Liens do not secure Indebtedness for borrowed money; and (iv) such Liens are not intended by any Loan Party to provide collateral to such broker; and

(bb) other Liens so long as the outstanding principal amount of the obligations secured thereby does not exceed (as to the Loan Parties in the aggregate) US$5,000,000 at any one time;.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Process Agent” has the meaning specified in Section 7.10(b).

"Reference Banks" means, the principal office in Italy of Barclays Bank plc, Credit Suisse  AG and Deutsche Bank AG or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Regulation D” means Regulation D of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Screen Rate" means, the percentage rate per annum for Euro borrowings determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Parent and the Borrower.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any of the following:

(a)           the acquisition by any Loan Party of all or substantially all of the assets of another Person or division of such Person;

(b)           the merger or consolidation of any Loan Party with or into any other entity, provided that the surviving entity shall be a Loan Party, and provided further that, in any transaction involving the Parent, the Parent shall be the surviving Person;

(c)           the acquisition by a Loan Party of a controlling or majority interest in any other Person; and

(d)           investments in other Persons, including joint ventures, by a Loan Party.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

"Tech Credit Agreement" means that certain Purchase Agreement dated May 15, 2006 (as amended on October 19, 2006, October 13, 2008, and December 29, 2008), by and between the Parent and Technology Credit Corporation, as transferred and assigned to SunPower North America, LLC, by the Parent.

“Termination Date” means the earlier of April 23, 2011 and the date of termination of the Commitment pursuant to Section 2.08 or 6.01.

“Total Non-Stock Consideration” means all consideration whatsoever (other than common stock in the Parent) and shall include, without limitation, cash, other property, assumed indebtedness, amounts payable, whether evidenced by notes or otherwise and “earn-out”.

"Total Stock Consideration" means all consideration consisting of Capital Stock in the Parent or any of its Subsidiaries.

“United States” or “U.S.” means the United States of America.

"Union Bank Credit Agreement" means that certain Credit Agreement dated as of October 29, 2010 among, inter alia, the Parent, the subsidiary guarantors party thereto, Union Bank, N.A., as administrative agent, sole lead arranger, and a lender, and the other lenders party thereto from time to time, as may be amended or restated from time to time.

“Unused Commitment” means, at any time, the Lender’s Commitment at such time minus the aggregate principal amount of all Advances outstanding at such time.

“Voting Stock” means Capital Stock issued by any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo Facility Agreeement” means the Amended and Restated Credit Agreement, dated March 20, 2009, between the Parent and Wells Fargo Bank, National Association as amended and in effect as of the Effective Date .

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”) or, in the case of the Borrower or the Borrower’s Subsidiaries, in accordance with the applicable generally accepted accounting principles as required by the laws of the country of incorporation or formation of the Borrower or the Borrower’s Subsidiaries (as the case may be).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances.  The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed the Lender’s Unused Commitment. Each Borrowing shall be in an amount of EUR 5,000,000 or an integral multiple of EUR 1,000,000 in excess thereof. Within the limits of the Lender’s Commitment, the Borrower may borrow, repay and reborrow under this Section 2.01.

SECTION 2.02.  Making the Advances.  (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (Milan time) on the third Business Day prior to the date of the proposed Borrowing. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing and (ii) amount of such Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the funds available to the Borrower at its address referred to in Section 7.02.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance when the Advance, as a result of such failure, is not made on such date.

SECTION 2.03.  Fees.  (a) Commitment Fee.  The Borrower agrees to pay to the Lender a commitment fee computed at the rate of 1.00% per annum on the amount of the Lender's Unused Commitment from the date hereof until the Termination Date, payable quarterly in arrears and on the Maturity Date.

(b)           Arrangement Fee.  The Borrower agrees to pay the Lender a fee in the amount of EUR 375,000 (the “Arrangement Fee”) along with all other accrued fees, costs and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender), such fees becoming due on the Effective Date and payable upon the earliest of (i) the date of the first Borrowing hereunder and (ii) 10 Business Days after the date hereof.

SECTION 2.04.  Continuation of Advances.  Unless the Borrower provides written notice to the Lender of its intention to repay any maturing Advance on the last day of its Interest Period (such notice to be given not later than 11:00 A.M. (Milan time) on the third Business Day prior to the last day of such Interest Period), the Borrower shall be deemed to have requested a continuation of such maturing Advances for an additional Interest Period. If notice of the repayment is given in accordance with the preceding sentence as to any maturing Advance, such Advance shall be repaid on the last day of the applicable Interest Period. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.05.  Interest on Advances.  i)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period to the sum of (x) EURIBOR for such Interest Period plus (y) the Applicable Margin in effect from time to time plus (z) Mandatory Costs, if any, payable in arrears on the last day of such Interest Period and on the date such Advance shall be paid in full.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Lender may require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on the dates referred to in paragraph (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to paragraph (a) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.

SECTION 2.06.  Interest Rate Determination.  If the Lender determines in good faith that EURIBOR for any Interest Period for any Advance will not adequately reflect the cost to the Lender of making, funding or maintaining its Advance for such Interest Period, the Lender shall forthwith so notify the Borrower.  During the 15 days next succeeding the giving of such notice, the Borrower and the Lender shall negotiate in good faith in order to arrive at a mutually satisfactory interest rate which shall be applicable during such Interest Period to the Advance.  If within such 15-day period, the Borrower and the Lender agree in writing upon an alternative interest rate, such rate shall be effective from the commencement of such Interest Period.  If the Borrower and the Lender fail to agree upon such an alternative interest rate within such 15-day period, the interest rate during such Interest Period applicable to the Advance effective from the commencement of such Interest Period shall be such rate as the

Lender shall determine (in a certificate delivered by the Lender to the Borrower setting forth the basis of the computation of such amount, which certificate shall be conclusive and binding for all purposes, absent manifest error) to be necessary to compensate the Lender for its cost of obtaining (in good faith and using commercially reasonable efforts to minimize the interest cost to the Borrower) as of the commencement of such Interest Period funds for such Interest Period in an amount equal to the principal amount of the Advance plus the Applicable Margin.  The Lender shall notify the Borrower of each such determination as promptly as practicable.

SECTION 2.07.  Optional Termination or Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days' notice to the Lender, to terminate in whole or permanently reduce in part the Unused Commitment; provided, however, that each partial reduction shall be in a minimum amount of EUR 1,000,000 or an integral multiple of EUR 1,000,000 in excess thereof.

SECTION 2.08.  Voluntary and Mandatory Prepayments of Advances. (a) The Borrower shall have the right to voluntarily prepay in whole or in part, the Advances, without premium or penalty, and (but subject to breakage costs) subject to payment of all accrued interest on the prepaid amounts; provided, however, that (i) each partial reduction shall be in a minimum of EUR 1,000,000 or an integral multiple of EUR 1,000,000 in excess thereof and (ii) the Borrower shall be obligated to reimburse the Lender in respect thereof pursuant to Section 7.04(c).

(b)           If for any reason, a Material Adverse Change shall occur, the Borrower shall, within five (5) Business Days of the first occurrence of such occurrence or event, make a mandatory prepayment in respect of the Advances in an amount equal to the full amount of the Advances then outstanding at which time the Commitment shall terminate.

SECTION 2.09.  Increased Costs and Increased Capital. (b)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental or regulatory authority (whether or not having the force of law), there shall be any increase in the cost to the Lender in an amount that the Lender deems material of agreeing to make or making, funding or maintaining its Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental or regulatory authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10.  Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist the obligation of the Lender to make any Advance shall be suspended and (b) if the Lender shall so request in such notice, the Borrower shall immediately prepay in full the then outstanding Advances, together with accrued interest thereon (and subject to break costs); provided, however, that before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow the Lender or its Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. Any amount prepaid pursuant to this Section 2.10 may not be reborrowed.

SECTION 2.11.  Payments and Computations.  (a)  The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (Milan time) on the day when due in Euros to the Lender at its account, which the Lender maintains with SWIFT SOGEITMM, IBAN. *** Account Name: Société Générale Milan, Reference Sunray nov2010, in same day funds.

(b)           The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due under the Loan Documents, to charge from time to time against any or all of the Borrower’s accounts with the Lender any amount so due.

(c)           All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of any Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION 2.12.  Taxes  (a) Any and all payments made to the Lender under the Loan Documents or under any instrument delivered hereunder shall be made, in accordance with Section 2.11 or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on the Lender’s overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If the applicable Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable under the Loan Documents or under any other instrument to be delivered hereunder or thereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the applicable Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under the Loan Documents or from the execution, delivery or registration of, performing under, or

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

otherwise with respect to any Loan Document or any other instrument to be delivered thereunder (hereinafter referred to as “Other Taxes”).

(c)           The Loan Parties shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by the Lender or any Affiliate of the Lender in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the applicable Loan Party shall furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment under the Loan Documents, if the applicable Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall, at the Lender’s request, furnish, or cause the payor to furnish, to the Lender, an opinion of counsel acceptable to the Bank stating that such payment is exempt from Taxes.

SECTION 2.13.  Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for the funding of the development costs and construction costs incurred by the Borrower in connection with certain European photovoltaic projects or for the development, construction and acquisition of assets generating energy from solar power in Europe (in each case, whether directly or through one or more Subsidiaries).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           There shall have occurred no Material Adverse Change since July 4, 2010.

(b)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of Borrower’s Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any of the Loan Documents or the consummation of the transactions contemplated hereby.

(c)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d)           The Borrower shall have notified the Lender in writing as to the proposed Effective Date.

(e)           [Reserved]

(f)           On the Effective Date, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of each Loan Party, dated the Effective Date, stating that:

(i)           The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)           No event has occurred and is continuing that constitutes a Default.

(g)           The Lender shall have received on or before the Effective Date the following, each dated such date, in form and substance satisfactory to the Lender:

(i)            The Loan Documents, each duly executed by the parties thereto.

(ii)           Certified copies of the (A) resolutions of the Board of Directors of each Loan Party approving the terms of, and authorizing entry into the Loan Documents, (B) resolutions of the shareholders of the Borrower approving the terms of and authorizing entry into the Loan Documents, (C) the Constituent Documents of each Loan Party as in effect on the date the resolutions specified in clause (A) were adopted and (D) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents, and a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the absence of any change or amendment to the Constituent Documents of such Loan Party since the date the resolutions specified in clause (A) were adopted.

(iii)           A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying that (i) the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents and the other documents to which it is a party to be delivered by it hereunder, and (ii) the documents listed in this Section 3.01(g) are correct, complete and in full force and effect and have not been amended or superseded as of the date of the certificate.

(iv)          A Compliance Certificate from the Parent signed by the Chief Financial Officer or Secretary of the Parent.

(v)           A letter from the Process Agent indicating its acceptance of the appointment by the Loan Parties.

(vi)          A favorable opinion of (A) Jones Day, New York counsel for the Loan Parties and (B) Mamo TCV Advocates, Maltese counsel to the Loan Parties, each in satisfactory form and substance to the Lender.

(vii)         The Parent’s financial statements for the fiscal year ended January 3, 2010, including balance sheets, income and cash flow statements audited by independent public accountants of recognized international standing and prepared in conformity with GAAP applied on a consistent basis, and interim quarterly financial statements.

(h)           The corporate organizational structure, capital structure and ownership of the Parent and its Subsidiaries shall be as set forth on Schedule 3.01 annexed hereto.

(i)            The Lender shall have received, to the extent requested, all documentation and other information relating to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j)            The Lender shall have received copies of written consents to the transactions contemplated hereby from the Administrative Agents under (and as defined in) the L/C Facility Agreement, the Union Bank Credit Agreement and the Wells Fargo Facility Agreement, each in form and substance satisfactory to the Lender.

SECTION 3.02.  Conditions Precedent to each Borrowing.  The obligation of the Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and except as the Lender may waive in writing, on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by each Loan Party that on the date of the Borrowing such statements are true):

(i)            the representations and warranties contained in Section 4.01 are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects; and

(ii)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Loan Parties.  The Loan Parties represent and warrant as follows:

(a)           The Borrower is a limited liability company, registered, validly existing and in good standing under the laws of Malta and has all requisite corporate power and authority, and holds all governmental licenses, permits and other approvals necessary to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except whether the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and holds all governmental licenses, permits and other approvals to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except whether the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The Capital Stock of the Borrower is not subject to any warrant or seizure.

(b)           The execution, delivery and performance by the Loan Parties of the Loan Documents to which each is a party, and the consummation of the transactions contemplated hereby, are within such Person’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Person’s Constituent Documents or (ii) law or any contractual restriction binding on or affecting such Person the contravention of which could reasonably be expected to have a Material Adverse Effect.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Loan Parties of the Loan Documents to which either is a party, other than (i) those that have already been obtained and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain, take, give, or make could not reasonably be expected to have a Material Adverse Effect.

(d)           This Agreement has been, and each other Loan Document to which a Loan Party is a party when delivered hereunder will have been, duly executed and delivered by such Person.  This Agreement is, and each other Loan Document to which a Loan Party is a party, when delivered hereunder will be, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.

(e)           The Consolidated balance sheet of the Parent and its Subsidiaries as at December 30, 2007, December 28, 2008 and January 3, 2010, and the related Consolidated statements of income and cash flows of the Parent and its Subsidiaries for the fiscal years then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to the Lender, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.  Since January 3, 2010, there has been no Material Adverse Change.

(f)           Except as disclosed in Schedule 4.02(f), there is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Loan Parties or any of the Borrower’s Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(g)           None of the Loan Parties or the Borrower’s Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)           The Loan Parties and each of the Borrower’s Subsidiaries have filed, have caused to be filed or have been included in all material tax returns (national, departmental, local, municipal and foreign) required to be filed and have paid all material taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(i)           The Loan Parties and each of the Borrower’s Subsidiaries are in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of their respective properties or to the conduct of their respective businesses, Environmental Laws, and laws with respect to social security and pension fund obligations), in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(j)           No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law, imposed, assessed, levied or collected by any applicable jurisdiction (or any political subdivision or taxing authority thereof or therein) either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Loan Parties pursuant to the Loan Documents.

(k)           The obligations of the Loan Parties under the Loan Documents to which it is a party constitute direct, unconditional, unsubordinated and unsecured obligations of such Loan Party and do rank and will rank pari passu in priority of payment and in all other respects with all other unsecured Debt of such Loan Party.

(l)           None of the Loan Parties is an “investment company” or a “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(m)           No information, exhibit or report furnished by or on behalf of the Loan Parties to the Lender in connection with the negotiation of this Agreement or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as of the date it was dated (or if not dated, so delivered); provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Lender recognizes and acknowledges that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(n)           Each Loan Party, immediately following the consummation of each transaction contemplated by the Loan Documents, will be Solvent.

(o)           No proceeding or case has been commenced or filed against either Loan Party or any of the Borrower’s Subsidiaries seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its property or (iii) similar relief with respect to it under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment or debts.

(p)           No Default has occurred and is continuing.

(q)           Schedule 5.02(a) hereto is a complete and correct list of all existing material Liens (other than Permitted Liens) granted by the Loan Parties and each of the Borrower’s Subsidiaries as of the date hereof and (ii) Schedule 5.02(b) hereto is a complete and correct list of all existing material Debt (other than Debt permitted under Section 5.02) of the Loan Parties and each of the Borrower’s Subsidiaries as of the date hereof.

(r)           As of the Effective Date except as set forth in Schedule 5.02(a), the Loan Parties and each of the Borrower’s Subsidiaries have good title to, or valid leasehold interests in all its real and personal property material to its business, free and clear of any Liens or adverse claims except as expressly permitted by this Agreement and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(s)           As of the Effective Date, the Loan Parties and the Borrower’s Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of its business, except where the failure to own or have such right to use in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property by the Loan Parties or any of the Borrower’s Subsidiaries or the validity or effectiveness of any such Intellectual Property, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Loan Parties, the use of such Intellectual Property by the Loan Parties and the Borrower’s Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(t)            Schedule 4.01 contains a complete and up-to-date list of the Subsidiaries of the Borrower as of the Effective Date.

ARTICLE V

COVENANTS

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, each Loan Party will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of the Borrower’s Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any governmental or regulatory authority, such compliance to include, without limitation, compliance with Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of the Borrower’s Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon; provided, however, that neither Loan Party nor any of the Borrower’s Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)           Maintenance of Insurance.  Maintain, and cause each of the Borrower’s Subsidiaries to maintain, insurance with financially sound, responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.

(d)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of the Borrower’s Subsidiaries to preserve and maintain, its organizational existence, rights (charter and statutory), permits, authorizations, qualifications, approvals, licenses, privileges and franchises; provided, however, that the Loan Parties and their Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c).

(e)           Visitation Rights.  Permit the Lender or any agents or representatives thereof (upon one (1) Business Day’s notice), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of the Borrower’s Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of the Borrower’s Subsidiaries with any of their officers, employees or directors and with their independent certified public accountants, all during regular business hours and as often as reasonably requested; provided, however, that unless an Event of Default shall have occurred and be continuing, such inspection right shall be limited to one occurrence in any 6-month period.

(f)            Keeping of Books.  Keep, and cause each of the Borrower’s Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with applicable GAAP as required by the laws of the country of incorporation of that Loan Party and/or each such Subsidiary, provided that the books of account are consolidated into the Parent’s consolidated books of account, which are presented in accordance with United States GAAP.

(g)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of the Borrower’s Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h)           Transactions with Affiliates.  Conduct, and cause each of the Borrower’s Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i)            Reporting Requirements.  Furnish to the Lender:

(i)            as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Parent as having been prepared in accordance with generally accepted accounting principles, and certificates of the chief financial officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, (x) a copy of the annual audit report for such year for the Parent and its Subsidiaries, containing Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year, all as reported on by PricewaterhouseCoopers LLP or other independent public accountants or recognized national standing, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP and (y) a duly completed Compliance Certificate signed by the chief financial officer of the Parent;

(iii)          as soon as possible and in any event within five (5) days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;

(iv)          promptly after the sending or filing thereof, other than as may be delivered or deemed delivered pursuant to another clause of this Section 5.01(i), copies of all reports that a Loan Party sends to any of its equity holders, and copies of all reports and registration statements that a Loan Party or any of its Subsidiaries files with the U.S. Securities and Exchange Commission or any national securities exchange in Malta, the United States or any other securities exchange or regulator, if any;

(v)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Loan Parties or any of their Subsidiaries of the type described in Section 4.01(f); and

(vi)          such other information respecting the Loan Parties as the Lender may from time to time reasonably request;

provided, however, that anything required to be delivered pursuant to Sections 5.01(g)(i) or (ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto on the Parent's website on the Internet or on which such reports are filed with the SEC and become publicly available.

(j)           Further Assurances.  Execute and deliver any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents.

(k)           Annual Budget.  During the continuance of a Default or an Event of Default, at the request of the Lender, a Loan Party will furnish to the Lender, within ten (10) Business Days after such request, a copy of its annual budget for the then fiscal year.

SECTION 5.02.  Negative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, neither Loan Party will:

(a)           Liens, Etc.  Create or suffer to exist, or permit any of the Borrower’s Subsidiaries to create or suffer to exist, any mortgage, pledge, security interest, encumbrance or other Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of the Borrower’s Subsidiaries to assign, any right to receive income, other than:

(i)            Permitted Liens;

(ii)           the Liens expressly permitted by the Cash Collateral Agreement;

(iii)          Liens on accounts receivable and any resulting credit balances arising from the factoring of the accounts receivable of any Loan Party or any of its Subsidiaries under the Tech Credit Agreement;

(iv)          the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto; and

(v)           the replacement, extension or renewal of any Lien permitted by clause (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)           Debt. Create, incur, guarantee, assume or suffer to exist, or permit any of the Borrower’s Subsidiaries to create, incur, guarantee, assume or suffer to exist, any Debt, except:

(i)            Debt under this Agreement;

(ii)           Debt that is non-recourse to such Loan Party or such Subsidiary of the Borrower (including Debt containing customary recourse carve-outs, including those for environmental indemnities); provided that such Debt shall not be permitted under this clause (ii) if in connection therewith a personal recourse claim is established by judgment, decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken to attach or levy upon any assets of such Loan Party or such Subsidiary of the Borrower to enforce any such judgment, decree or award;

(iii)          Debt of a Subsidiary of the Borrower that is non-recourse to the Borrower, to the Parent, or to any Subsidiary of Parent (other than the Subsidiary incurring such Debt);

(iv)          Debt existing on the date hereof and listed on Schedule 5.02(b);

(v)           Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(vi)          Debt of any Loan Party or Subsidiary of the Borrower (on the one hand) to the Parent or any Subsidiary (on the other hand) in the ordinary course of business as conducted from time to time;

(vii)         Guarantees by any Loan Party or Subsidiary of the Borrower in the ordinary course of business as conducted from time to time of any Loan Party or any Subsidiary, for any obligation other than Financial Indebtedness;

(viii)        Debt in favor of customers and suppliers of the Parent and any of its Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars (US$200,000,000) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(ix)           Debt in respect of (i) the Parent's 1.25% Senior Convertible Debentures due 2027 issued under that certain Indenture (the “Indenture”), dated as of February 7, 2007 by and among the Parent and Wells Fargo Bank, National Association (the “Trustee”), that certain First Supplemental Indenture, dated as of February 7, 2007 by and among the Parent and the Trustee with respect to the Parent's 1.25% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount not to exceed US$200,000,000 plus accrued interest thereon, (ii) the Parent's 0.75% Senior Convertible Debentures issued under the Indenture and that certain Second Supplemental Indenture, dated as of July 25, 2007, by and between the Parent and the Trustee with respect to the Parent's 0.75% Senior Convertible Debentures due 2027, each as in effect on the date hereof, in the maximum aggregate principal amount of US$225,000,000 plus accrued interest thereon, (iii) the Parent's 4.75% Senior Convertible Debentures due 2014 issued under the Indenture and that certain Third Supplemental Indenture, dated May 4, 2009 by and between the Parent and the Trustee, in the maximum aggregate principal amount of US$230,000,000, and refinancings thereof, and (iv) the Parent's 4.5% Senior Convertible Debentures due 2015 issued under the Indenture and that certain Fourth Supplemental Indenture, dated April 1, 2010 by and between the Parent and the Trustee, in the maximum aggregate principal amount of US$250,000,000, and refinancings thereof;

(x)           Debt owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of a Loan Party or a Loan Party's Subsidiaries for the benefit of their customers and contract counterparties;

(xi)           Debt of the Parent owing to International Finance Corporation, in an aggregate principal amount not to exceed, at any time, US$75,000,000 (plus interest accruing thereon and costs, fees and expenses incurred in connection therewith);

(xii)          Debt of the Parent, in an aggregate principal amount not to exceed US$250,000,000, with a bank counterparty which is guaranteed by the Export-Import Bank of the U.S.;

(xiii)         Debt of any Loan Party or any of its Subsidiaries pursuant to the L/C Facility Agreement in an aggregate outstanding amount not to exceed US$400,000,000;

(xiv)         Debt of any Loan Party or Subsidiary pursuant to the Union Bank Credit Agreement, in an aggregate outstanding amount not to exceed US$100,000,000;

(xv)          liabilities of any Loan Party or any of its Subsidiaries under Hedge Agreements, with nationally recognized financial institutions reasonably satisfactory to the Lender pursuant to bona fide hedging transactions and not for speculation;

(xvi)         Debt in connection with the factoring of the accounts receivable of any Loan Party in respect of rebates from U.S. Governmental Authorities pursuant to (and as defined in) the Tech Credit Agreement in the ordinary course of business, which Indebtedness shall not exceed an aggregate amount equal to the face amount of such accounts receivable plus any accrued interest thereon;

(xvii)        Debt consisting of guarantees by one or more Loan Parties of payment obligations of customers under purchase agreements entered into by such customers with the Parent or any of its Subsidiaries, in an aggregate amount for all Loan Parties combined not to exceed US$50,000,000; and

(xviii)       other Debt in an aggregate amount for all Loan Parties not in excess of US$25,000,000.

(c)           Mergers, Etc.  Enter into any transaction of merger or consolidation with or into any Person (unless it is the surviving entity and no Default exists after giving effect thereto), or liquidate, wind-up, discontinue its business or dissolve itself (or suffer any liquidation, winding up or dissolution).

(d)           Accounting Changes.  Make or permit any change in accounting policies or reporting practices, except as required by applicable generally accepted accounting principles.

(e)           Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of (other than to a Subsidiary) all or substantially all of its business or property, whether now or hereafter acquired, in each case other than (i) in connection with a Specified Transaction or (ii) sales by the Borrower or any Subsidiary of the Borrower’s of all or a portion of the equity of any of Borrower’s Subsidiaries to a bona fide third-party purchaser on an arms’ length basis.

(f)            Dividends, Etc.  Declare or make any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any shares of any class of Capital Stock of such Loan Party, or purchase, redeem or otherwise acquire for value (or permit any of the Borrower’s Subsidiaries to do so) any class of Capital Stock of such Loan Party or any warrants, rights or options to acquire any such Capital Stock, now or hereafter outstanding, (a) except as permitted under its Constituent Documents, (b) which, after giving effect thereto, would result in the occurrence of any Default, (c) during the continuance of any Event of Default, or (d) from and after notice from the Lender of the occurrence of any Default, until such time as the Default has been cured or waived in accordance with the terms hereof.  Without limiting the foregoing, the Parent shall not declare or pay any amount to its shareholders which, in the aggregate exceeds US$200,000,000 in any fiscal year.

(g)           Change in Nature of Business.  Engage, or permit any of the Borrower’s Subsidiaries to engage, to any material extent in any business other than businesses of the type conducted by such Loan Party on the date hereof and any businesses reasonably related thereto from time to time; provided that the Borrower and the Borrower’s Subsidiaries may sell all or a portion of the equity of any of the Borrower’s Subsidiaries to a bona fide third-party purchaser on an arms’ length basis.

(h)           [Reserved.]

(i)            Amendment of Constituent Documents.  Amend its Constituent Documents in any respect which would reasonably be expected to have a Material Adverse Effect.

(j)            Fiscal Year.  Change, or permit any of the Borrower’s Subsidiaries to change, the method of identifying its fiscal periods without the prior written consent of the Lender (not to be unreasonably withheld); provided, however, that the Borrower or any of its Subsidiaries may change the method of identifying their fiscal periods solely to align such fiscal periods with those of the Parent without the consent of the Lender.

(k)           Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Capital Stock, evidences of Debt or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or series of transactions) any assets of any other Person constituting a business unit, except (a) Permitted Investments, (b) loans or advances made to any Subsidiary of the Parent (or any special-purpose entity created or sponsored by the Parent or a Subsidiary of the Parent) or made by any Subsidiary of the Parent (or special- purpose entity created or sponsored by the Parent or a Subsidiary of the Parent) to the Parent or any other Subsidiary of the Parent (or any special-purpose entity created or sponsored by the Parent or a Subsidiary of the Parent), (c) guarantees permitted by Section 5.02(b), (d) in accordance with and pursuant to the terms of the indentures governing the Indenture Indebtedness (such as a conversion of debt to equity securities or cash settlement thereof by way of repaying, prepaying, or purchasing Indebtedness thereunder), or (e) Specified Transactions, other than (i) Specified Transactions with respect to which the Total Non-Stock Consideration paid or payable by such Loan Party exceeds (A) US$50,000,000 in the aggregate in respect of Specified Transactions that occur during the period from the date hereof until the end of fiscal year 2010 and (B) US$200,000,000 in the aggregate per fiscal year in respect of Specified Transactions that occur during any fiscal year after fiscal year 2010; provided, however, that a Loan Party may enter into a Specified Transaction regardless of the value of Total Non-Stock Consideration so long as such Specified Transaction involves no unaffiliated third parties and involves only such Loan Party and one or more Subsidiaries and (ii) Specified Transactions with respect to which the Total Stock Consideration paid or payable by such Loan Party exceeds US$750,000,000 in the aggregate per fiscal year.

(l)            Hedge Agreements.  Enter into any Hedge Agreement, except Hedge Agreements entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks related to interest rates, currency exchange rates, or credit risk to which such Loan Party is exposed in the conduct of its business as conducted from time to time or the management of its liabilities, or for commodities hedges in the ordinary course of business as conducted from time to time, or hedges entered into in connection with Debt of a Loan Party convertible into equity securities of the Loan Party (or cash settled, with settlement calculated with reference to the price of the Loan Party's equity securities) for the benefit of the holders of such Loan Party’s equity securities, or hedges entered into in connection with solar energy renewable credits.1

(m)          Margin Stock.  Use the proceeds of any Advance, whether directly or directly, and whether immediately, incidentally, or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or in a manner that will violate or be inconsistent with Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(n)           Pari Passu Ranking.  Ensure that at all times the claims of the Lender against it under the Loan Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for claims that are preferred by any fiscal, civil, employment, bankruptcy, insolvency, liquidation or other similar laws of general application.

SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Parent shall:

(a)           At all times maintain on a consolidated basis unrestricted cash and cash equivalents in an aggregate amount not less than the lesser of (i) US$225,000,000 or (ii) an amount equal to the sum of (A) US$50,000,000 plus (B) an amount equal to fifty percent (50%) of the credit exposure under the L/C Facility Agreement at such time.

(b)           Not permit or suffer the ratio of (i) the aggregate Financial Indebtedness of the Parent and its consolidated Subsidiaries at any time (other than Debt of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) to (ii) the sum of (A) the aggregate Financial Indebtedness of the Parent and its consolidated Subsidiaries at such time (other than Debt of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) plus (B) the stockholder's equity of the Parent and its consolidated Subsidiaries at such time to exceed fifty-five percent (55%).

(c)           Maintain an interest coverage ratio on a rolling four quarters basis of consolidated EBITDA to consolidated interest expense of not less than 3.0 to 1.0 at the end of any fiscal quarter of the Parent.

(d)           At all times, from and after the fourth fiscal quarter of 2010, maintain a ratio of gross Financial Indebtedness to consolidated EBITDA for the four immediately preceding completed fiscal quarters of the Parent of not more than 4.0 to 1.0 at the end of any fiscal quarter of the Parent.  As used herein, the term "gross Financial Indebtedness" means at any time the aggregate Financial Indebtedness of the Parent and its consolidated Subsidiaries at such time (other than Debt of any consolidated Subsidiary that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)).

(e)           Maintain a ratio of net consolidated Financial Indebtedness to consolidated EBITDA for the four immediately preceding completed fiscal quarters of the Parent of not more than 5.5 to 1.0 at the end of any of the first three fiscal quarters of the Parent ending during fiscal year 2010.  As used herein, "net consolidated Financial Indebtedness" means at any time an amount equal to (i) the aggregate Financial Indebtedness of the Parent and its consolidated Subsidiaries at such time (other than Debt of any of its consolidated Subsidiaries that is non-recourse to such Subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)) minus (ii) the amount, if any, by which (A) the aggregate amount of unrestricted cash and cash equivalents of the Parent and its consolidated Subsidiaries at such time exceeds (B) the aggregate amount of unrestricted cash and cash equivalents required to be maintained by the Parent and its consolidated Subsidiaries at such time pursuant to Section 5.03(a).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall default in the payment of (i) any principal of any Advance when the same becomes due and payable, or (ii) any interest, fees or other amounts whatsoever payable under this Agreement or any other Loan Document and in the case of this clause (ii) such default continues unremedied for three (3) Business Days after the date thereof; or

(b)           Any representation or warranty made by any Loan Party herein or in any other Loan Document or by any Loan Party (or any of its officers) in any document delivered in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

(c)           (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(c), (d), (f) or (i), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 or more days after the earlier of (x) the date such Loan Party obtains knowledge thereof or (y) the date written notice thereof shall have been given to such Loan Party by the Lender; or

(d)           (i) Any Loan Party or any of the Borrower’s Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least US$25,000,000 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           Any Loan Party or any of the Borrower’s Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of the Borrower’s Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any of the Borrower’s Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Judgments or orders for the payment of money in excess of US$25,000,000 (or its equivalent in other currencies) in the aggregate shall be rendered against any Loan Party or any of the Borrower’s Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           Any non-monetary judgment or order shall be rendered against a Loan Party that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           The obligations of the Loan Parties under the Loan Documents or the Parent under the Guaranty shall fail to rank at least pari passu with all other unsecured Debt of the Loan Parties or the Parent, as the case may be; or

(i)            Any provision of the Loan Documents shall cease to be valid and binding on or enforceable against any applicable Loan Party, or any Loan Party shall so assert or state in writing, or the obligations of any Loan Party under any Loan Document shall in any way become illegal; or

(j)            Either (i) any authority asserting or exercising governmental or police powers in Malta shall take any action, including a general moratorium, canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest payable under the Loan Documents or preventing or hindering the fulfillment by the Borrower of its obligations under the Loan Documents or having any effect on the currency in which the Borrower may pay its obligations under the Loan Documents or on the availability of foreign currencies in exchange for Malta (including any requirement for the approval to exchange foreign currencies for Malta) or otherwise or (ii) the Borrower shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of the Borrower’s debts or the restructuring of the currency in which the Borrower may pay its obligations; or

(k)           Any authority asserting or exercising governmental or police powers in Malta or any Person acting or purporting to act under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any portion of the property of the Borrower; or

(l)            Any license, consent, authorization or approval of any kind necessary to enable the any Loan Party to comply with any of its obligations under the Loan Documents or conduct its business shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the opinion of the Lender, to the interests of the Lender hereunder; or

(m)           A Change of Control shall occur; or

(n)           The Parent shall fail to perform or observe any term, covenant or agreement in the L/C Facility Agreement or the Union Credit Facility Agreement, or (ii) a default or event of default shall have occurred and be continuing under the L/C Facility Agreement or the Union Credit Facility Agreement.

then, and in any such event, the Lender (i) may declare its Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Loan Parties, declare the Advances and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either of the Loan Parties under clause (e) above, (A) the Commitment shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.  Amendments, Etc.  No amendment or waiver of any provision of the Loan Documents, nor consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed (by international courier), telecopied or delivered, if to the Parent, at its address at 3939 North 1st Street, San Jose, CA 95134, Attn: Chief Financial Officer, with a copy at the same address to Attn: General Counsel; if to the Borrower, at its address at SunPower Corporation Malta Holdings Limited, Suite 1, Level 2, Pinto Wharf, Forni Complex, Valletta Waterfront, Floriana, Malta FRN 1913, Attention: the Director Claire Bartolo; if to the initial Lender, at its Lending Office specified opposite its name on the signature pages below; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail, telecopied or delivered.  Delivery by telecopier of an executed counterpart of any amendment of any Loan Document shall be effective as delivery of a manually executed counterpart thereof.

SECTION 7.03.  No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04.  Costs and Expenses.  (a)  The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of any Loan Document and any other document to be delivered hereunder, including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement and the other Loan Documents.  The Borrower further agrees to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a).

(b)           Each Loan Party agrees to jointly and severally indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified

Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Loan Document and any other document to be delivered hereunder, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of a Loan Party or any of the Borrower’s Subsidiaries or any Environmental Action relating in any way to a Loan Party or any of the Borrower’s Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Loan Party or any of the Borrower’s Subsidiaries, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Loan Party also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated therein or the actual or proposed use of the proceeds of the Advances.

(c)           If any payment of principal of any Advance is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08 or 2.10 or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

(d)           Without prejudice to the survival of any other agreement of the Loan Parties or any of the Borrower’s Subsidiaries hereunder and under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.09, 2.12, 7.04, 7.08, 7.10, 7.11 and 7.12 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 7.05.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the Loan Party now or hereafter existing under the Loan Documents whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The Lender agrees promptly to notify the Loan Parties after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender and its Affiliates under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

SECTION 7.06.  Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07.  Assignments and Participations.  (a)  The Lender may assign to one Person all of its rights and obligations under the Loan Documents (including, without limitation, all of its

Commitment, the Advances owing to it); provided, however, that (i) any assignment to a Person (other than an Affiliate of the Lender) shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that, if an Event of Default has occurred and is continuing, no such consent shall be required) and (ii) the parties to each such assignment shall execute and deliver an Assignment and Acceptance.  Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.12 and 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement and such Lender shall cease to be a party hereto.

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.

(c)           The Lender may sell participations to one or more banks or other entities (other than any Loan Party or any of its Subsidiaries or Affiliates) in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it); provided, however, that (i) the Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of the Loan Documents, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Advance or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Advance or any other amounts payable hereunder, in each case to the extent subject to such participation.

(d)           The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to the Lender by or on behalf of the Loan Parties.

(e)           Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under the Loan Documents (including, without limitation, the Advances owing to it) including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System.

SECTION 7.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.10.  Jurisdiction; Waiver of Immunities.  (a)  Each Loan Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           The Borrower hereby appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, United States, as its agent to receive on behalf of the Borrower service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to receive and forward such service on its behalf.  As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 7.02.

(c)           The Lender hereby irrevocably appoints Société Générale (the “Lender Process Agent”), with an office on the date hereof at 1221 Avenue of the Americas, New York, NY 10020, Attention: Legal Department, United States, as its agent to receive on behalf of the Lender and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Lender in care of the Lender Process Agent at the Lender Process Agent’s above address, and the Lender hereby irrevocably authorizes and directs the Lender Process Agent to accept such service on its behalf.  As an alternative method of service, the Lender also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Lender at its address specified in Section 7.02.

(d)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)           To the extent that a Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution  or otherwise) with respect to itself or its property, that Loan Party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f)           Nothing in this Section 7.10 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against any Loan Party or its property in the courts of other jurisdictions, including, without limitation, the courts sitting in Malta.

SECTION 7.11.  Judgment Currency.  (a)  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Loan Documents in Euros into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase Euros with such other currency in Milan on the Business Day preceding that on which final, nonappealable judgment is given.

(b)           The obligations of the Loan Parties in respect of any sum due to the Lender under the Loan Documents shall, notwithstanding any judgment in a currency other than Euros, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency, the Lender may, in accordance with normal, reasonable banking procedures, purchase Euros with such other currency.  If the amount of Euros so purchased is less than the sum originally due to the Lender, in Euros, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.

SECTION 7.12.  WAIVER OF JURY TRIAL  EACH OF THE LOAN PARTIES AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE ACTION OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 7.13.  Confidentiality. The Lender agrees to hold all Confidential Information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent the Lender from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Lender prohibited by this Agreement, (iv) in connection with any litigation to which the Lender is a party, or in connection with the exercise of any remedy hereunder or under this Agreement, (v) to the Lender’s legal counsel and independent auditors and accountants, (vi) to the Lender’s branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service, including the provision of credit insurance or reinsurance, and for data processing, statistical and risk analysis purposes), and (vii) subject to provisions substantially similar to those contained in this Section 7.13, to any actual or proposed participant or assignee.

SECTION 7.14.  Patriot Act Notice.The Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of the Borrower’s Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUNPOWER CORPORATION

	By	/s/ Dennis V. Arriola
Title: Executive Vice President and Chief Financial Officer

SUNPOWER CORPORATION MALTA HOLDINGS LIMITED

	By	/s/ Dennis V. Arriola
Title:

Lender

Lending Office	SOCIÉTÉ GÉNÉRALE, MILAN BRANCH
Via Olona, 2
20123 Milan	By	/s/ Matthew Vickerstaff
Italy		Title: Managing Director

SCHEDULE 3.01

CORPORATION ORGANIZATIONAL STRUCTURE

SunPower Corporation 380-8702
Woongjin Energy Co Ltd (minority interest JV)
SunPower Development Company 465-9306
SunPower North America, LLC 399-1321
Pluto Acquisition Company, LLC 421-4271
SunPower Foundation C3151134
Whippletree Solar LLC 469-6326
Swingletree Operations LLC 469-9380
Solar Star California VII, LLC 454-5764
Solar Star California XII, LLC 457-1149
Solar Star New Jersey IV, LLC 461.6914
Solar Star YC, LLC 415-4079
GP (90%)
SunPower Corporation, Systems 428-0403
Tilt Solar LLC 20071451007
GP (10%)
SunPower Bermuda Holdings
See Separate Listing of Special Purpose Entities (SPEs) on Page 2
52,102,535 class A shares
1,500,000 class B shares
129,700 class C shares
SunPower Systems SARL
1 class A share
See Separate Listing of SunPower Corporation Malta Holdings Limited and Subsidiaries
SunPower France SAS
Sunpower GmbH
SPWR Solar Energeiaki Hellas Single Member EPE
SunPower Italia Srl
SunPower Japan KK
SunPower Energy Systems Korea
SPWR Energias Renovaveis Unipessoal Limitada
SunPower Solar Singapore Pte Ltd
SunPower Energy Systems Spain, SL
SunPower Technology Ltd
SunPower Corporation (Switzerland) SARL
SunPower Philippines Ltd – Regional Operating Headquarters (ROHQ)
AUO SunPower Sdn. Bhd. (50% interest JV)
SunPower Philippines Manufacturing Ltd
SPML LAND, Inc
First Philec Solar Corporation (minority interest JV)
Helios Solar Star A-2 Company
GP
Helios Solar Star A-2, LP
LP
SunPower Energy Systems Canada Corporation
SunPower Corporation Australia Pty Ltd
Uterne Power Plant Pty Ltd

SCHEDULE 4.02(f)

EXISTING LITIGATION

1.
In November 2009, the Audit Committee of the Board of Directors of Parent (the “Audit Committee”) initiated an independent investigation regarding certain unsubstantiated accounting entries. The Audit Committee announced the results of its investigation in March 2010. For information regarding the Audit Committee's investigation, see Part I - “Item 1: Notes to Condensed Consolidated Financial Statements - Note 1,” and “Item 2: Management's Discussion and Analysis of Financial Condition and Results of Operations - Restatement of Previously Issued Condensed Consolidated Financial Statements” of Parent’s Form 10-Q for the quarter ended October 3, 2010, and Parent's Annual Report on Form 10-K for the year ended January 3, 2010.  For a description of the control deficiencies identified by management as a result of the investigation and Parent's internal reviews, and management's plan to remediate those deficiencies, see Part I - “Item 4: Controls and Procedures” of Parent’s Form 10-Q for the quarter ended October 3, 2010.

2.
Three securities class action lawsuits were filed against Parent and certain of Parent’s current and former officers and directors in the United States District Court for the Northern District of California on behalf of a class consisting of those who acquired Parent’s securities from April 17, 2008 through November 16, 2009. The cases were consolidated as Plichta v. SunPower Corp. et al., Case No. CV-09-5473-RS (N.D. Cal.), and lead plaintiffs and lead counsel were appointed on March 5, 2010. Lead plaintiffs filed a consolidated complaint on May 28, 2010. The actions arise from the Audit Committee's investigation announcement on November 16, 2009. The consolidated complaint alleges that the defendants made material misstatements and omissions concerning Parent's financial results for 2008 and 2009, seeks an unspecified amount of damages, and alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11 and 15 of the Securities Act of 1933. Parent believes it has meritorious defenses to these allegations and will vigorously defend itself in these matters. The court held a hearing on the defendant's motions to dismiss the consolidated complaint on November 4, 2010, and took the motions under submission. Parent's management currently believes that the ultimate outcome of the lawsuits will not have a Material Adverse Effect.

3.
Derivative actions purporting to be brought on behalf of Parent have also been filed in state and federal courts against several of Parent’s current and former officers and directors based on the same events alleged in the securities class action lawsuits described above. The California state derivative cases were consolidated as In re SunPower Corp. S'holder Derivative Litig., Lead Case No. 1-09-CV-158522 (Santa Clara Sup. Ct.), and co-lead counsel for plaintiffs have been appointed. The complaints assert state-law claims for breach of fiduciary duty, abuse of control, unjust enrichment, gross mismanagement, and waste of corporate assets. Plaintiffs are scheduled to file a consolidated complaint on or before December 3, 2010. The federal derivative complaints were consolidated as In re SunPower Corp. S'holder Derivative Litig., Master File No. CV-09-05731-RS (N.D. Cal.), and lead plaintiffs and co-lead counsel were appointed on January 4, 2010. The complaints assert state-law claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment, and seek an unspecified amount of damages. Parent intends to oppose the derivative plaintiffs' efforts to pursue this litigation on its behalf. Parent's management currently believes that the ultimate outcome of the lawsuits will not have a Material Adverse Effect.

***

SCHEDULE 5.02(a)

EXISTING LIENS

1.
Liens on deposit account number *** maintained in the name of Parent with Wells Fargo Bank, N.A., investment account number *** maintained in the name of Parent with Wells Fargo Bank, N.A., and multi-currency account numbers *** and *** maintained in the name of Parent with Wells Fargo Bank, N.A.’s Cayman Islands branch, securing the Wells Fargo Indebtedness (as defined in Schedule 5.02(b)).

***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 5.02(b)

EXISTING DEBT

1.
Indebtedness of the Parent in connection with the Parent's guarantee of leasing arrangements, pursuant to a Term Leasing Master Agreement between the Parent's former Malaysian subsidiary, now a joint venture, AUO SunPower Sdn. Bhd., as lessee and IBM Malaysia Sdn. Bhd. as lessor.  [Desktop and laptop computers for use by the Parent's Malaysian Subsidiary]

2.
Indebtedness of the Parent in connection with the Parent's guarantee of leasing arrangements, pursuant to a Corporate Guarantee by the Parent of obligations of SunPower Philippines Mfg. Ltd. as lessee in favor of IBM Philippines, Inc. as lessor  [Desktop and laptop computers for use by the Parent's Philippines subsidiary]

3.
Indebtedness of the Parent under the Parent's Master Agreement with Cisco Systems Capital Corporation as lessor and any schedules appurtenant thereto.  [Routers and other IT equipment for use by the Parent and its Subsidiaries]

4.	Indebtedness of the Parent in connection with leasing arrangements with US Bancorp. [Office copiers and printers for use by the Parent and its Subsidiaries]

5.	Indebtedness of the Parent in connection with a leasing arrangement with Well Fargo Bank, N.A. as lessor. [Cleaning equipment for use of the Parent and its Subsidiaries]

6.
Indebtedness of the Parent pursuant to the following promissory notes, each dated March 26, 2010, issued to certain officers and employees of SunRay Renewable Energy (“SunRay”), in lieu of cash payment to such persons for their SunRay shares in connection with the Parent's acquisition of SunRay:

a.	*** in the amount of $***;
b.	*** in the amount of $***;
c.	*** in the amount of $***;
d.	*** in the amount of $***;
e.	*** in the amount of $***;
f.	*** in the amount of $***;
g.	*** in the amount of $***; and
h.	*** in the amount of $***.

7.
Indebtedness in an aggregate outstanding amount not exceeding $600,000 of the Parent, and guarantees of the Parent’s obligations by SunPower North America, LLC and SunPower Corporation, Systems, in connection with the Amended and Restated Credit Agreement, dated March 20, 2009, between the Parent and Wells Fargo Bank, National Association as amended and in effect as of the Effective Date (the “Wells Fargo Indebtedness”).

***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 5.02(c)

EXISTING LOANS, ADVANCES, AND INVESTMENTS

1.	Investment in *** (approximately $3,000,000).

2.	Investment in *** (approximately $1,500,000).

3.	Investment in Woongjin Energy Co. Ltd. (approximately $34,000,000).

4.	Put/Call option to invest in ***.

5.	Investment in *** (approximately $10,000,000).

6.	1% member interest in SPWR Galaxy Holdco 2007 LLC.

7.	Investment in a privately-held company accepted in connection with a ***, with a current value that does not exceed $***.

***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A - FORM OF
NOTICE OF BORROWING

Société Générale, Milan Branch
as Lender under
the Credit Agreement
referred to below
OPER/FIN/STR/DMT
189, rue d’aubervilliers
75886 PARIS CEDEX 18
Facsimile: +33 170 71 9560

[Date]

Attention:  ____________________

Ladies and Gentlemen:

The undersigned, SunPower Corporation Malta Holdings Limited, refers to the Revolving Credit Agreement, dated as of November 23, 2010 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, SunPower Corporation and the Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement (capitalized terms used but not defined in this Notice are used with the meaning ascribed thereto in the Credit Agreement):

(i)            The Business Day of the Proposed Borrowing is _______________, 20__.

(ii)           The amount of the Proposed Borrowing is EUR_______________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

SUNPOWER CORPORATION MALTA HOLDINGS LIMITED

By
Title:

EXHIBIT B - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of November 23, 2010 (as amended or modified from time to time, the “Credit Agreement”) among SUNPOWER CORPORATION, a Delaware corporation (the “Parent”), SUNPOWER CORPORATION MALTA HOLDINGS LIMITED, a Maltese company (the “Borrower”) and the Lender (as defined in the Credit Agreement).  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Loan Documents as of the date hereof.  After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advance owing to the Assignee will be as set forth on Schedule 1 hereto.

2.           The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.           The Assignee (i) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) confirms that it is a sophisticated investor which has the ability to evaluate the merits and risks of an investment in the Loan Documents, including, without limitation, the financial and political conditions in Malta as of the date hereof, and the ability to assume the economic risks involved in such an investment; and (iv)  agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as the Lender.

4.           Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of delivery hereof to the Borrower, unless otherwise specified on Schedule 1 hereto.

5.           Upon such delivery to the Borrower, as of the Effective Date, (i) the Assignee shall be a party to the Loan Documents and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

6.           Upon such delivery to the Borrower, from and after the Effective Date, the Borrower shall make all payments under the Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Documents for periods prior to the Effective Date directly between themselves.

7.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.           This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		100%

Assignee’s Commitment:	EUR______________

Aggregate outstanding principal amount of Advance assigned:	EUR______________

Principal amount of Advance payable to Assignee:	EUR______________

Effective Date: _______________, 20__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: _______________, 20__

[NAME OF ASSIGNEE], as Assignee

By
Title:

Lending Office:
[Address]

Acknowledged this

___ day of ________, 20__

SUNPOWER CORPORATION MALTA HOLDINGS LIMITED

By:
Title:

EXHIBIT C - FORM OF
COMPLIANCE CERTIFICATE

To:	Société Générale, Milan Branch
as Lender under
the Credit Agreement
referred to below
OPER/FIN/STR/DMT
189, rue d’aubervilliers
75886 PARIS CEDEX 18
Facsimile: +33 170 71 9560

Re:	Compliance Certificate as of and for period ending: _____________ __, 20__

Ladies and Gentlemen:

This certificate (this “Compliance Certificate”) is submitted pursuant to the Credit Agreement, dated as of November 23, 2010 (as amended, modified, supplemented, restated or renewed from time to time, the “Credit Agreement”) by and among SUNPOWER CORPORATION MALTA HOLDINGS LIMITED (the “Borrower”), a limited liability company registered under the laws of Malta, SUNPOWER CORPORATION, a Delaware corporation (the “Parent”) and SOCIÉTÉ GÉNÉRALE, MILAN BRANCH (the “Lender”).  All capitalized terms used herein shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

The undersigned hereby certifies that: (a) [he][she] is the acting and incumbent [Chief Financial Officer] [Secretary] of the Parent, and (b) in such capacity, [he][she] is authorized to execute this Compliance Certificate on behalf of the Parent in connection with the Credit Agreement.

The undersigned has reviewed the terms and conditions of the Credit Agreement and the definitions and provisions contained in the Credit Agreement, and, has made, or have caused to be made under the supervision of the undersigned, such examination or investigation as is necessary to enable the undersigned to express an informed opinion, and to provide a certification, as to the matters referred to herein.

The undersigned hereby further represents, warrants and certifies that:

1.           Each Loan Party is in complete and strict compliance, as of, and for the period ending, __________ __, 20__ (the “Compliance Date”), with all agreements, conditions and covenants contained in the Credit Agreement and the other Loan Documents, except as noted below.

2.           The representations and warranties of each Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct as of the Compliance Date as if made on such date (or, in the case of representations and warranties stated as having been made only as of the Closing Date, such representations and warranties remain true and correct in all material respects as of the Closing Date).

3.           There exists no Default or Event of Default under the Credit Agreement or any of the other Loan Documents.

4.           Each Loan Party is in compliance with each of the covenants in Section 5.03 of the Credit Agreement, as of, and for the period ending on, the Compliance Date, and attached hereto as

Schedule 1 is a true and correct copy of the calculation of such financial covenants, prepared by the undersigned.

5.           Attached to such Schedule 1 are true, correct and complete copies of the documents and work sheets supporting the above certifications.

6.           Since November 23, 2010 there has been no Material Adverse Effect as to any Loan Party.

7.           Each Loan Party is in compliance with each of the reporting covenants in Section 5.01(i) of the Credit Agreement, as of, and for the period ending on the Compliance Date, and attached hereto as Schedule 2 are the quarterly and annual (as applicable) financial statements required under Section 5.01(i) of the Credit Agreement and the other reports, letters, opinions, notices and other required under the Credit Agreement;

8.           The financial statements furnished on Schedule 2 attached hereto are complete and correct and have been prepared in accordance with GAAP (except for the lack of footnotes required by GAAP and changes resulting for normal year end adjustments, in the case of financial statements other than those as of a Fiscal Year end), consistently applied from one period to the next, and fairly present the financial condition of the Loan Parties and their Subsidiaries.

9.           Each Loan Party is Solvent.

10.           No Liens have arisen, been granted or otherwise exist with respect to any assets or properties of any Loan Party other than Permitted Liens.

THIS COMPLIANCE CERTIFICATE IS EXECUTED AND DELIVERED THIS ______ DAY OF __________, 20__.

Very Truly Yours,

SUNPOWER CORPORATION

By:

Print Name:

Title:

Schedule 1
to
Compliance Certificate

Schedule 2
to
Compliance Certificate

REQUIRED FINANCIAL STATEMENTS

EXHIBIT D – MANDATORY COSTS

1.
Mandatory Costs are an addition to the interest rate to compensate the Lender for the cost of compliance with the requirements of the European Central Bank as imposed on the Lender on or after the date of this Agreement.

2.
On the first day of each Interest Period (or as soon as possible thereafter), the Lender shall calculate, as a percentage rate, a rate  for Mandatory Costs in accordance with the paragraph set out below.

3.
The applicable rate will be the percentage (calculated on a pro rata basis) notified by the Lender to the Loan Parties. This percentage will be confirmed by the Lender to be in its reasonable determination the cost of complying with the minimum reserve requirements of the European Central Bank in respect of any Advance made from its Lending Office.

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